EXHIBIT 3.1

RESTATED

ARTICLES OF INCORPORATION

OF

CENTER FINANCIAL CORPORATION

Jae Whan Yoo and Lisa Kim Pai certify that:

1. They are the President and Secretary, respectively, of Center Financial Corporation, a California corporation (the “Corporation”).

2. That the Articles of Incorporation of the Corporation are amended and restated to read in full as follows:

ARTICLE ONE: NAME. The name of this corporation is:

CENTER FINANCIAL CORPORATION

ARTICLE TWO: PURPOSE. The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

ARTICLE THREE: AUTHORIZED STOCK. This Corporation is authorized to issue two(2) classes of stock: one class of shares to be called “Common Stock”; the second class of shares to be called “Serial Preferred Stock. “The total number of shares of stock which the Corporation shall have authority to issue is Fifty Million (50,000,000), of which Forty Million (40,000,000) shall be Common Stock and Ten Million (10,000,000) shall be Serial Preferred Stock. When this amendment to the Articles of Incorporation has been filed with the Secretary of State, each share of Common Stock issued and outstanding on the filing date shall be split up and converted into two (2) shares.

The Serial Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of preferred shares, and the number of shares constituting any such series and a designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume that status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

ARTICLE FOUR: DIRECTOR LIABILITY. The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

ARTICLE FIVE: INDEMNIFICATION. The Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the General Corporation Law) for breach of duty to the Corporation and its shareholders through bylaw provisions or through agreements with the agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the General Corporation Law, subject to the limits on such excess indemnification set forth in Section 204 of the General Corporation Law.

ARTICLE SIX: ELIMINATION OF CUMULATIVE VOTING.

A. The shareholders of the Corporation shall no longer be entitled to cumulative voting in the election of directors.

B. This ARTICLE SIX shall become effective only when the Corporation becomes a listed corporation within the meaning of Section 301.5 of the Corporations Code.

ARTICLE SEVEN: CONSIDERATION OF SPECIFIED FACTORS IN EVALUATING CERTAIN OFFERS. The Board of Directors of the Corporation, when evaluating any offer of another party to (a) make a tender or exchange offer for any equity security of the Corporation, (b) merge or consolidate the Corporation with another corporation or association, or (c) purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation, shall, in connection with the exercise of its judgment and fiduciary duty in determining what is in the best interest of the Corporation and its shareholders, give due consideration to (i) the potential social and economic effects on the Corporation’s, and any of the Corporation’s subsidiaries’, employees, depositors, customers and other affected persons, and on the communities served by the Corporation and its subsidiaries, (ii) the value of the Corporation in relation to the Board of Directors’ estimate of the Corporation’s future value as an independent going concern, (iii) the competence, experience and integrity of the proposed purchaser, (iv) the financial condition, earnings prospects and strategic plan of the proposed purchaser; and (v) such other factors as the Board of Directors may deem relevant under the circumstances.”

3. The foregoing amendment and restatement of the Articles of Incorporation has been duly approved by the Board of Directors.

4. The foregoing amendment and restatement of the Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Sections 902 and 903 of the Corporations Code. The total number of outstanding shares of the Corporation is 16,367,341. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth herein are true and correct and of our own knowledge.

Executed in Los Angeles, California on May 28, 2008.

/s/ JAE WHAN YOO
Jae Whan Yoo, President

/s/ LISA KIM PAI
Lisa Kim Pai, Secretary